                 SUBJECT TO COMPLETION DATED SEPTEMBER 23, 1998
The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                                                Filed pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-50197
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 17, 1998)

                              1,500,000 PACERS-SM-

                         LEHMAN BROTHERS HOLDINGS INC.

         COMPAQ PRINCIPAL ACCRUING ENHANCED RETURN SECURITIES DUE 2001
  (ISSUE PRICE AND PRINCIPAL AMOUNT BASED ON THE PRICE OF COMPAQ COMMON STOCK)
                             ---------------------

GENERAL:

    - Senior unsecured debt securities of Lehman Brothers Holdings Inc. ("Holdings").

    - Issue price: $ (a percentage, which will be less than 100%, of the last reported sale price of one share of COMPAQ Computer Corporation ("COMPAQ") common stock on the New York Stock Exchange on the date the PACERS are priced for initial sale to the public).

    - Maturity date: October   , 2001.

    - No payments prior to maturity.

    - Not redeemable prior to maturity.

    - Application will be made to list the PACERS on the American Stock
      Exchange.

    - COMPAQ is not involved in the offering of PACERS and has no obligations with respect to the PACERS.

PAYMENT AT MATURITY:

    - At maturity, per PACER, we will pay to you the lesser of:

       (A)$ (150% of the closing price of COMPAQ common stock on the date the PACERS are priced for initial sale to the public); and

       (B)(i) if we decide to pay you in cash, the average of the Closing Prices of COMPAQ common stock on each Trading Day that occurs during the period from and including the twelfth scheduled Business Day prior to the maturity date to and including the third scheduled Business Day prior to the maturity date or (ii) if we decide to pay you in shares of COMPAQ common stock, the Closing Price of COMPAQ common stock on the third scheduled Business Day prior to the maturity date.

    - If we elect to pay you in shares of COMPAQ common stock, we will deliver to you a sufficient number of shares of COMPAQ common stock (based upon the Closing Price of COMPAQ common stock on the third scheduled Business Day prior to the maturity date) to equal the principal amount payable to you; however, we will not issue fractional shares of COMPAQ common stock.

    - On or before              , 2001, we will decide, in our sole discretion,
      whether to pay you the principal amount in cash or in shares of COMPAQ common stock.

    - Because you will not receive more than $         at maturity per PACER, an
      investment in PACERS provides you with less opportunity for price appreciation than a direct investment in COMPAQ common stock.

    BEFORE YOU DECIDE TO INVEST IN THE PACERS, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-5.
                              -------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          PRICE TO          UNDERWRITING DISCOUNTS         PROCEEDS TO
                                                          PUBLIC(1)             AND COMMISSIONS            HOLDINGS(1)
Per PACER........................................             $                        $                        $
Total(2).........................................             $                        $                        $

(1) Before deducting expenses payable by Holdings estimated to be $     .
(2) Holdings has granted to the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 225,000 PACERS to cover over-allotments, if any. If all such PACERS are purchased, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to Holdings will be $     , $     and $     , respectively.
                            ------------------------

    Holdings expects to deliver the PACERS on or about October   , 1998.

    This Prospectus Supplement, together with the accompanying Prospectus, may also be used by Lehman Brothers Inc. in connection with offers and sales of PACERS related to market making transactions, by and through Lehman Brothers Inc., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers Inc. may act as principal or agent in such transactions.
                            ------------------------

                                LEHMAN BROTHERS

October   , 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE PACERS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE PACERS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE PACERS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE PACERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THIS PROSPECTUS SUPPLEMENT.

    HOLDINGS INTENDS TO ENTER INTO HEDGING ARRANGEMENTS RELATED TO COMPAQ COMMON STOCK WITH AN AFFILIATE OF HOLDINGS IN CONNECTION WITH HOLDINGS' OBLIGATIONS UNDER THE PACERS. IN THAT CONNECTION, SUCH AFFILIATE MAY PURCHASE SHARES OF COMPAQ COMMON STOCK IN SECONDARY MARKET TRANSACTIONS AT OR BEFORE THE TIME OF THE PRICING OF THE PACERS FOR INITIAL SALE TO THE PUBLIC.

                            SUMMARY INFORMATION--Q&A

    This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you understand the COMPAQ Principal Accruing Enhanced Return Securities due 2001 (the "PACERS"). You should carefully read the Prospectus and Prospectus Supplement to understand fully the terms of the PACERS and the tax and other considerations that are important to you in making a decision about whether to invest in the PACERS. You should carefully review the "Risk Factors" section to determine whether an investment in the PACERS is appropriate for you. It highlights certain risks associated with an investment in the PACERS. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this Prospectus Supplement and the accompanying Prospectus.

WHAT ARE THE PACERS?

    The PACERS are a series of senior debt securities issued by Lehman Brothers Holdings Inc. ("Holdings"). The PACERS are not secured by any collateral. The PACERS will rank equally with all other unsecured and unsubordinated debt of
Holdings. The PACERS will mature on October       , 2001 and cannot be redeemed
prior to their maturity. You will not receive payments of any kind on the PACERS prior to maturity.

    The "Issue Price" of the PACERS is $      per PACER (which will equal a
percentage, which will be less than 100%, of the last reported sale price of one share of the common stock of COMPAQ ("COMPAQ Common Stock") on the New York Stock Exchange (the "NYSE") on the date the PACERS are priced for initial sale to the public (the "Initial Price")). We will sell the PACERS in denominations of 100 PACERS and integral multiples thereof.

    You will not have the right to receive physical certificates evidencing your ownership of PACERS except under limited circumstances. Instead, we will issue the PACERS in the form of a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Your beneficial ownership of PACERS will be recorded by DTC's direct and indirect participants.

WHAT WILL I RECEIVE AT MATURITY OF THE PACERS?

    At maturity, you will receive, for each PACER, an amount (the "Principal Amount") equal to the lesser of:

    - 150% of the Initial Price; and

    - (i) if we elect to pay you in cash, the average of the Closing Prices of COMPAQ Common Stock on each Trading Day that occurs during the Cash Settlement Calculation Period (as defined below) (the "Average Closing Price") or (ii) if we elect to pay you in shares of COMPAQ Common Stock, the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date.

    On or prior to            , 2001, we will give the Trustee and the
registered holders of PACERS written notice of our election to pay you in cash (the "Cash Settlement Option") or in shares of COMPAQ Common Stock (the "Stock Settlement Option"). If we elect the Stock Settlement Option, we will deliver to you a sufficient number of shares of COMPAQ Common Stock (based upon the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date) to equal the Principal Amount payable to you; however, we will not issue fractional shares of COMPAQ Common Stock. See "Description of PACERS--No Fractional Shares" in this Prospectus Supplement. If the Trustee or the holders of PACERS accelerate the maturity of the PACERS, we will be deemed to have elected the Cash Settlement Option.

    For the purposes of calculating the Average Closing Price, "Cash Settlement Calculation Period" means the period from and including the twelfth scheduled Business Day prior to the maturity date to and including the third scheduled Business Day prior to the maturity date. If no Trading Days (as defined herein) occur during the Cash Settlement Calculation Period, then the Average Closing Price will equal the Closing Price of COMPAQ Common Stock on the last scheduled Business Day in the Cash Settlement Calculation Period, regardless of whether such day was a Trading Day. Determination of the Average Closing Price and the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date is subject to adjustment as a result of certain dilution events. See "Description of PACERS--Payment at Maturity" and "--Dilution Adjustments" and in this Prospectus Supplement.

HOW HAS COMPAQ COMMON STOCK PERFORMED HISTORICALLY?

    We have provided a table showing quarterly high and low closing prices of COMPAQ Common Stock on the NYSE since January 1, 1995. You can find this table in the section "Price Range of COMPAQ Common Stock" in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of COMPAQ Common Stock during the period indicated so that you can make an informed decision with respect to an investment in the PACERS. You should realize, however, that past performance is not necessarily indicative of how COMPAQ Common Stock will perform in the future.

WHAT ABOUT TAXES?

    You should not recognize any income on PACERS before they mature or are sold. Furthermore, if PACERS are settled in COMPAQ Common Stock, you should not recognize gain or loss on PACERS (except for cash received in lieu of fractional shares) and you should have a basis in the COMPAQ Common Stock equal to your basis in the PACERS. If we elect to pay you cash at maturity, or if you sell your PACERS prior to maturity, you should recognize capital gain or loss. The tax treatment of the PACERS is not free from doubt. See "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

CAN YOU TELL ME MORE ABOUT HOLDINGS?

    Holdings is a holding company which (together with various subsidiaries and affiliated companies) provides investment banking services to institutional, corporate, government and high net worth individual clients and customers. For additional information about Holdings, you should refer to the section "The Company" in the accompanying Prospectus. You should also read the other documents Holdings has filed with the Securities and Exchange Commission, which we reference in the section "Documents Incorporated by Reference" in the accompanying Prospectus.

WHAT IS THE ROLE OF OUR SUBSIDIARY, LEHMAN BROTHERS INC.?

    Our subsidiary, Lehman Brothers Inc. ("Lehman"), is the underwriter for the offering and sale of the PACERS. After the initial offering, Lehman intends to buy and sell PACERS to create a secondary market for holders of the PACERS, and may stabilize or maintain the market price of the PACERS during the initial distribution of the PACERS. However, Lehman will not be obligated to engage in any of these market activities, or continue them once it has started.

    Lehman will also be our agent (the "Calculation Agent") for purposes of calculating the Principal Amount. Potential conflicts of interest may exist between Lehman and you as a holder of the PACERS. You should refer to the section "Risk Factors--Affiliation of Calculation Agent" in this Prospectus Supplement.

WILL THE PACERS BE LISTED ON A STOCK EXCHANGE?

    We will apply to list the PACERS on the American Stock Exchange (the "AMEX"). You should be aware that the listing of the PACERS on the AMEX will not necessarily ensure that a liquid trading market will be available for the PACERS. You should review the section "Risk Factors--No Prior Market for the PACERS" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

    Yes, the PACERS are subject to a number of risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS DESCRIBED IN MORE DETAIL BELOW, THE TRADING PRICE OF THE PACERS MAY VARY CONSIDERABLY PRIOR TO THE MATURITY DATE DUE, AMONG OTHER THINGS, TO FLUCTUATIONS IN THE PRICE OF COMPAQ COMMON STOCK AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND OUR CONTROL.

    YOU SHOULD REACH AN INVESTMENT DECISION ONLY AFTER YOU HAVE CAREFULLY CONSIDERED WITH YOUR ADVISORS THE SUITABILITY OF AN INVESTMENT IN PACERS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

PRINCIPAL AMOUNT RECEIVABLE AT MATURITY DETERMINED BY COMPAQ COMMON STOCK PRICE;
  RISK OF DECLINE IN EQUITY VALUE

    The terms of the PACERS differ from those of ordinary debt securities because the Principal Amount you will receive at maturity is not fixed, but is determined by the price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date or, if we elect to pay you in cash, the average price of COMPAQ Common Stock during the Cash Settlement Calculation Period. See "--We Determine Settlement Option" below. Unlike ordinary debt securities, your investment in PACERS may therefore result in a loss of your principal. See "Description of PACERS--Payment at Maturity" in this Prospectus Supplement. It is impossible to predict whether the Average Closing Price or the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date will be greater than the Issue Price and, as a result, whether your investment in PACERS will result in a gain or a loss at maturity. You will bear the full risk of a decline in the value of COMPAQ Common Stock prior to maturity.

OPPORTUNITY FOR EQUITY APPRECIATION LESS THAN COMPAQ COMMON STOCK

    Whether we elect to pay you in cash or in shares of COMPAQ Common Stock, at maturity you will not under any circumstances receive, per PACER, in excess of 150% of the Initial Price (the "Cap"). See "Description of PACERS--Payment at Maturity" in this Prospectus Supplement. As a result, at maturity you may receive less per PACER than either the Average Closing Price or the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date if the Principal Amount payable to you at maturity has been limited by the Cap. For this reason, your investment in PACERS will afford you with less opportunity for equity appreciation than a direct investment in COMPAQ Common Stock.

MARKET PRICE OF THE PACERS PRIMARILY DETERMINED BY MARKET PRICE OF COMPAQ COMMON
  STOCK

    Although the market price of the PACERS will be affected by a number of factors, including, our creditworthiness, the volatility of COMPAQ Common Stock, the dividend rate on COMPAQ Common Stock, market interest and yield rates and the time remaining to the maturity of the PACERS, we expect the market price of PACERS at any point in time to be affected primarily by changes in the price of COMPAQ Common Stock. As indicated in "Price Range of COMPAQ Common Stock" in this Prospectus Supplement, the price of COMPAQ Common Stock has during certain recent periods been highly volatile. See "Price Range of COMPAQ Common Stock." You should not consider historical prices of COMPAQ Common Stock to be an indication of how COMPAQ Common Stock will perform in the future.

UNPREDICTABILITY OF MARKET PRICE FOR COMPAQ COMMON STOCK

    We are unable to predict whether the market price of COMPAQ Common Stock will rise or fall. We expect that trading prices of COMPAQ Common Stock will be influenced by a variety of factors, including:

    - changes in COMPAQ's financial condition, results of operations and prospects;

    - changes in the dividend rate on COMPAQ Common Stock;

    - complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchange or quotation system on which COMPAQ Common Stock is traded and the market segment of which COMPAQ is a part; and

    - investors' anticipation of future distributions into the market of substantial amounts of COMPAQ Common Stock.

WE DETERMINE SETTLEMENT OPTION

    We will notify the Trustee and registered holders of PACERS by
               , 2001, of our election to pay you the Principal Amount at maturity in cash or in shares of COMPAQ Common Stock. See "Description of PACERS--Payment at Maturity" in this Prospectus Supplement. You should be aware that the election between paying you in cash or in shares of COMPAQ Common Stock will be made by us in our sole discretion. Depending on the Average Closing Price and the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date, a variety of situations may result in which you receive less than you otherwise would if we had elected a different payment option.

HEDGING ACTIVITIES BY HOLDINGS MAY AFFECT MARKET PRICE OF COMPAQ COMMON STOCK

    We or one or more of our affiliates may engage in hedging activities with respect to COMPAQ Common Stock. For example, we may take long or short positions in COMPAQ Common Stock. We may also purchase or sell over-the-counter options contracts or other derivative financial instruments related to COMPAQ Common Stock. See "Use of Proceeds" in this Prospectus Supplement. Certain hedging activity by us or our subsidiaries or affiliates could potentially increase or decrease the price of COMPAQ Common Stock and, as a result, increase or decrease the Principal Amount.

LACK OF AFFILIATION BETWEEN HOLDINGS AND COMPAQ

    We are not affiliated with COMPAQ and, as a consequence, cannot control any action by COMPAQ which may have an adverse effect on the price of COMPAQ Common Stock and the PACERS. In addition, COMPAQ is not involved in the offering of PACERS and has no obligations with respect to the PACERS, including any obligation to take our or your interests into consideration for any reason. COMPAQ will not receive any of the proceeds of the offering of the PACERS made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the PACERS to be issued or in the determination or calculation of the Principal Amount. COMPAQ is not involved with the administration, marketing or trading of the PACERS and has no obligations with respect to the Principal Amount to be paid, whether through the Cash Settlement Option or the Stock Settlement Option (or the election of either such option), to you at maturity.

PRINCIPAL AMOUNT ADJUSTED ONLY FOR CERTAIN SPECIFIED EVENTS

    The Principal Amount is subject to adjustment under certain circumstances to compensate you for certain events involving COMPAQ that may potentially dilute the value of COMPAQ Common Stock. For example, the Principal Amount is subject to adjustment for certain described events arising from stock splits and combinations, stock dividends, certain other actions of COMPAQ that modify its capital structure and certain other transactions involving COMPAQ. See "Description of PACERS--Dilution Adjustments" in this Prospectus Supplement. Certain other events which may adversely affect the price of COMPAQ Common Stock and, therefore, the price of the PACERS will not, however, result in an adjustment of the Principal Amount. For example, the Principal Amount will not be adjusted for offerings of COMPAQ Common Stock for cash or by a partial tender or exchange offer for COMPAQ Common Stock by COMPAQ or any third party. Because there is no affiliation between us and COMPAQ,

COMPAQ has no obligation to consider our or your interests for any reason in connection with any such transaction.

NO RIGHTS AS COMMON STOCKHOLDERS

    Until the maturity date, you will not be entitled to any rights with respect to shares of COMPAQ Common Stock (including, without limitation, voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions in respect thereof). Following the maturity date, you will only be entitled to any rights with respect to shares of COMPAQ Common Stock if we elect to pay you in shares of COMPAQ Common Stock and only if the applicable record date for the exercise of such rights occurs after we deliver such shares to you.

NO PRIOR MARKET FOR THE PACERS

    Although we will apply to list the PACERS on the AMEX, there is currently no secondary market for the PACERS and we cannot predict whether a trading market will develop, how the PACERS will trade in the secondary market if one develops or whether such market will be liquid or illiquid. Although we have been advised by the Underwriter that it intends to make a market for PACERS, it is not obligated to do so and it may discontinue market-making at any time.

AFFILIATION OF CALCULATION AGENT

    The Calculation Agent, which determines the Principal Amount, is one of our affiliates. Although the Calculation Agent is obligated to carry out its duties and functions as Calculation Agent in good faith and using reasonable judgment, potential conflicts of interest may exist between you and the Calculation Agent. Such conflicts of interest may include certain determinations and judgments that the Calculation Agent must make in determining the Principal Amount. See "Description of PACERS--Payment at Maturity" and "--Dilution Adjustments" in this Prospectus Supplement.

TAX CONSEQUENCES

    You should carefully consider the tax consequences of investing in PACERS. No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the PACERS and we cannot assure you that the IRS will agree with the conclusions expressed herein. See "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

                                USE OF PROCEEDS

    We or one or more of our subsidiaries will use a significant portion of the proceeds to be received by us from the sale of the PACERS before and immediately following the initial offering of the PACERS to acquire COMPAQ Common Stock or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, COMPAQ Common Stock to hedge our obligations under the PACERS. We will use the balance of such proceeds for general corporate purposes. See "Use of Proceeds" in the accompanying Prospectus.

    Depending on market conditions (including the market price of COMPAQ Common Stock), Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in COMPAQ Common Stock, in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, COMPAQ Common Stock. In addition, Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in PACERS from time to time and may, in their sole discretion, hold or resell such PACERS. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that Holdings or one or more of its subsidiaries have a long hedge position in COMPAQ Common Stock or options contracts in, or other derivative or synthetic instruments related to, COMPAQ Common Stock, Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the PACERS. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Certain of the activities described above could potentially increase or decrease the price of COMPAQ Common Stock and, accordingly, increase or decrease the Principal Amount. Although we have no reason to believe that any such activity will have a material impact on the price of COMPAQ Common Stock, we cannot assure you that we or one or more of our subsidiaries will not affect such price as a result of such activities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of Holdings for the year ended December 31, 1993, the eleven months ended November 30, 1994, each of the three years in the period ended November 30, 1997 and the six months ended May 31, 1998:

                     ELEVEN MONTHS
   YEAR ENDED            ENDED                              YEAR ENDED                         SIX MONTHS ENDED
  DECEMBER 31,       NOVEMBER 30,                          NOVEMBER 30,                             MAY 31,
-----------------  -----------------  -------------------------------------------------------  -----------------
      1993               1994               1995               1996               1997               1998
-----------------  -----------------  -----------------  -----------------  -----------------  -----------------
         1.00               1.03               1.03               1.06               1.07               1.10

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                                     COMPAQ

    According to publicly available documents, COMPAQ, a Delaware corporation, is a worldwide information technology company and at the end of 1997 was the largest global supplier of personal computers. COMPAQ develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communications products, commercial desktop and portable products and consumer personal computers. COMPAQ is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, COMPAQ files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy statements and other information may be inspected and copied at certain offices of the Securities and Exchange Commission at the addresses listed under "Available Information" in the accompanying Prospectus. To the best of Holdings' knowledge, based upon currently available public documents, as of the date of this Prospectus Supplement, COMPAQ is eligible to use Form S-3 under the Securities Act of 1933, as amended, for securities offerings.

    THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE PACERS OFFERED HEREBY AND DOES NOT RELATE TO COMPAQ COMMON STOCK OR OTHER SECURITIES OF COMPAQ. ALL DISCLOSURES CONTAINED IN THIS PROSPECTUS SUPPLEMENT REGARDING COMPAQ ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER HOLDINGS NOR THE UNDERWRITER HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS, VERIFIED EITHER THE ACCURACY OR THE COMPLETENESS OF THE INFORMATION CONCERNING COMPAQ INCLUDED THEREIN OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO COMPAQ IN CONNECTION WITH THE OFFERING OF THE PACERS. THUS, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR OR SUBSEQUENT TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE MARKET PRICE OF COMPAQ COMMON STOCK (AND THEREFORE THE PRINCIPAL AMOUNT) HAVE BEEN OR WILL BE PUBLICLY DISCLOSED. NEITHER HOLDINGS NOR THE UNDERWRITER MAKES ANY REPRESENTATION THAT SUCH DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING COMPAQ ARE ACCURATE OR COMPLETE. BECAUSE THE PRINCIPAL AMOUNT IS RELATED TO THE MARKET PRICE OF COMPAQ COMMON STOCK, SUCH EVENTS, IF ANY, COULD ALSO AFFECT THE MARKET PRICE OF THE PACERS. HOLDINGS DOES NOT INTEND TO FURNISH TO HOLDERS OF PACERS SUBSEQUENT INFORMATION WITH RESPECT TO COMPAQ. NEITHER HOLDINGS, THE UNDERWRITER NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF THE PACERS AS TO THE PERFORMANCE OF COMPAQ COMMON STOCK.

    Holdings or one or more of its affiliates may presently or from time to time engage in business with COMPAQ including the extending of loans to, or the making of equity investments in, COMPAQ or providing advisory services to COMPAQ, including merger and acquisition advisory services. In the course of such business, Holdings or its affiliates may acquire non-public information with respect to COMPAQ and, in addition, one or more affiliates of Holdings may publish research reports with respect to COMPAQ. Any prospective purchaser of a PACER should undertake an independent investigation of COMPAQ as in its judgment is appropriate in order to make an informed decision with respect to an investment in COMPAQ Common Stock.

                       PRICE RANGE OF COMPAQ COMMON STOCK

    COMPAQ Common Stock is listed and traded on the NYSE under the symbol "CPQ". The following table sets forth, for the periods indicated, the reported high and low closing stock prices on the NYSE for COMPAQ Common Stock as reported on the NYSE Composite Transaction Tape. Such historical prices should not be taken as an indication of COMPAQ Common Stock's future performance during the term of the PACERS.

                                                                                            HIGH        LOW
                                                                                           -------    -------
1995
  First Quarter...........................................................................   8 25/32    6 13/32
  Second Quarter..........................................................................   9 5/64     6 11/32
  Third Quarter...........................................................................  10 22/32    9
  Fourth Quarter..........................................................................  11 19/64    8 31/32
1996
  First Quarter...........................................................................  10 19/32    7 19/64
  Second Quarter..........................................................................   9 61/64    7 17/32
  Third Quarter...........................................................................  12 61/64    8 19/64
  Fourth Quarter..........................................................................  17 5/32    12 7/8
1997
  First Quarter...........................................................................  17 11/32   14 13/32
  Second Quarter..........................................................................  21 5/8     14 13/32
  Third Quarter...........................................................................  39 1/8     20 3/8
  Fourth Quarter..........................................................................  38 5/8     26 21/32
1998
  First Quarter...........................................................................  36 7/16    23 1/4
  Second Quarter..........................................................................  32 7/16    24 1/16
  Third Quarter (through September 17)....................................................  37 1/2     27 15/16

    COMPAQ paid its first quarterly dividend of $0.015 per share to shareholders of record on December 31, 1997. According to publicly available documents, COMPAQ has continued to pay dividends on a quarterly basis in 1998. Holdings makes no representation as to the amount of dividends, if any, that COMPAQ will pay in the future. In any event, holders of PACERS will not be entitled to receive any dividends that may be payable on COMPAQ Common Stock.

                             DESCRIPTION OF PACERS

GENERAL

    We provide information to you about the PACERS in two separate documents that progressively provide more detail: (i) the Prospectus and (ii) the Prospectus Supplement. Since the terms of the PACERS may differ from the general information we have provided in the Prospectus, in all cases you should rely on information in the Prospectus Supplement over different information in the Prospectus. The PACERS are to be issued as a series of Debt Securities under the Senior Indenture, which is more fully described in the Prospectus. For a description of the rights attaching to different series of Debt Securities under the Senior Indenture, you should refer to the section "Description of Debt Securities" in the Prospectus. The PACERS constitute "Senior Debt" as defined in the Prospectus.

    Certain capitalized terms used herein have the meanings ascribed thereto in the accompanying Prospectus. Reference is also made to the Index of Certain Terms at the end of this Prospectus Supplement for the locations of other defined terms used herein.

    The aggregate number of PACERS to be issued will be 1,500,000, subject to the over-allotment option granted by Holdings to the Underwriter. See "Underwriting" in this Prospectus Supplement. Holdings in the future may, however, "reopen" the issue of PACERS and issue additional PACERS at a later time or issue additional Debt Securities or other securities with terms similar to those of the PACERS, and such issuances may affect the trading value of the PACERS.

    The PACERS will be issued in denominations of 100 PACERS and integral
multiples thereof and will mature on October   , 2001.

    The PACERS are not redeemable by Holdings or repayable at the option of any holder of PACERS prior to maturity and are not subject to any sinking fund. Upon the occurrence of an Event of Default with respect to the PACERS, holders of PACERS may accelerate the maturity of the PACERS, as described under "--Events of Default and Acceleration" below and "Description of Debt Securities--Events of Default" in the accompanying Prospectus.

PAYMENT AT MATURITY

    At maturity, the holder of a PACER will be entitled to receive, for each PACER, the principal amount (the "Principal Amount") which will equal the lesser of:

    - 150% of the Initial Price; and

    - (i) if Holdings elects to pay the Principal Amount in cash (the "Cash Settlement Option"), the average of the Closing Prices on each Trading Day that occurs during the Cash Settlement Calculation Period (as defined below) (the "Average Closing Price") of the common stock (the "COMPAQ Common Stock") of COMPAQ Computer Corporation ("COMPAQ") or (ii) if Holdings elects to pay the Principal Amount in COMPAQ Common Stock (the "Stock Settlement Option"), the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date.

    As used herein, "Cash Settlement Calculation Period" means the period from and including the twelfth scheduled Business Day prior to the maturity date to and including the third scheduled Business Day prior to the maturity date. If no Trading Days occur during the Cash Settlement Calculation Period, then the Average Closing Price will equal the Closing Price of COMPAQ Common Stock on the last scheduled Business Day in the Cash Settlement Calculation Period, regardless of whether such day was a Trading Day.

    Holdings will, by written notice given not later than             , 2001
notify the Trustee and the registered holders of PACERS of Holdings' election of either the Stock Settlement Option or the Cash

Settlement Option. If Holdings elects the Stock Settlement Option, Holdings will deliver to each holder of PACERS a sufficient number of shares of COMPAQ Common Stock (based upon the Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date) to equal the Principal Amount payable to such holder; provided that no fractional shares of COMPAQ Common Stock will be issued. See "--No Fractional Shares" below. If the Trustee or the holders of PACERS accelerate the maturity of the PACERS as described under "--Events of Default and Acceleration" below and "Description of Debt Securities--Events of Default" in the accompanying Prospectus, Holdings will be deemed to have elected the Cash Settlement Option for all purposes herein. Determination of the Closing Price and the Average Closing Price of COMPAQ Common Stock is subject to adjustment as a result of certain dilution events. See "--Dilution Adjustments" below. Lehman Brothers Inc., acting as the Calculation Agent, shall determine the Principal Amount.

    As used herein:

        (a) "Closing Price" of any security on any date of determination means the closing sale price or last reported sale price regular way of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, on such other national securities exchange or association that is the primary market for the trading of such security, as determined by the Calculation Agent.

        (b) "Trading Day" means a Business Day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the NYSE, as determined by the Calculation Agent, and on which a Market Disruption Event (as defined below) has not occurred.

        (c) "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, the AMEX, the Nasdaq National Market System or any other national securities exchange is authorized or obligated by law or executive order to close.

        (d) "Market Disruption Event", with respect to COMPAQ Common Stock, means:

        (i) a suspension, absence or material limitation of trading of COMPAQ Common Stock on the primary market for COMPAQ Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation on the primary market for trading in options contracts related to COMPAQ Common Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

        (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of Holdings or any of its affiliates to unwind all or a material portion of the hedge with respect to the PACERS.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension or material limitation of trading, (4) a suspension of trading in an options contract on COMPAQ Common Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to COMPAQ Common Stock and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to COMPAQ Common Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

NO FRACTIONAL SHARES

    At maturity, if Holdings has elected to pay the Principal Amount pursuant to the Stock Settlement Option, Holdings will pay cash to each holder of PACERS in lieu of paying fractional shares of COMPAQ Common Stock in an amount equal to the corresponding fractional amount of such shares which would otherwise be payable by Holdings in settlement of the Principal Amount multiplied by the Principal Amount.

DILUTION ADJUSTMENTS

    The Average Closing Price and the Closing Price on the third scheduled Business Day prior to the maturity date, as the case may be, of COMPAQ Common Stock shall be subject to adjustment as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the date hereof and ending on the third scheduled Business Day prior to the maturity date:

        (i) COMPAQ COMMON STOCK DIVIDENDS AND OTHER DISTRIBUTIONS PAYABLE IN COMPAQ COMMON STOCK. If a dividend or other distribution is declared on any class of COMPAQ's capital stock (or on the capital stock of any COMPAQ Survivor, as defined in (v) below) payable in shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor), then the Average Closing Price or the Closing Price on the third scheduled Business Day prior to the maturity date, as the case may be, of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) shall, for purposes of calculating the Principal Amount, be increased by multiplying such Average Closing Price or Closing Price of COMPAQ Common Stock on the third scheduled Business Day prior to the maturity date, as the case may be, by a fraction of which the numerator shall be the sum of (x) the number of shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) outstanding at the close of business on the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution plus (y) the number of shares constituting such dividend or distribution, and the denominator shall be the number of shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) outstanding at the close of business on such date; provided that if any such dividend or distribution is declared during the Cash Settlement Calculation Period (assuming the Cash Settlement Option is elected), for purposes of such dividend or distribution, the Average Closing Price of COMPAQ Common Stock shall not be multiplied by the fraction described above but the individual Closing Prices of COMPAQ Common Stock occurring after the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution used in calculating such Average Closing Price shall be multiplied by such fraction.

        (ii) SUBDIVISIONS AND COMBINATIONS OF COMPAQ COMMON STOCK. In the event that the outstanding shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) are subdivided into a greater number of shares, the Closing Price on the third scheduled Business Day prior to the maturity date (if the Stock Settlement Option is elected) or the Average Closing Price (if the Cash Settlement Option is elected) of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) used to calculate the Principal Amount on any Business Day following the date on which such subdivision becomes effective will be proportionately increased, and, conversely, in the event that the outstanding shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) are combined into a smaller number of shares, such Closing Price or Average Closing Price, as the case may be, will be proportionately reduced; provided that if any such subdivision or combination becomes effective during the Cash Settlement Calculation Period (assuming the Cash Settlement Option is elected), for purposes of such subdivision or combination, the Average Closing Price of COMPAQ Common Stock shall not be increased or decreased as described above but the individual Closing Prices of COMPAQ Common Stock occurring after the date on which such subdivision or combination becomes effective used in calculating such Average Closing Price shall be so increased or decreased.

       (iii) EXTRAORDINARY CASH DIVIDENDS. If a dividend or other distribution is declared on COMPAQ Common Stock payable in cash in an amount greater than 10% of the Closing Price of COMPAQ Common Stock on the Trading Day preceding the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution (an "Extraordinary Cash Dividend"), then the Average Closing Price or the Closing Price of on the third scheduled Business Day prior to the maturity date, as the case may be, of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) shall, for purposes of calculating the Principal Amount, be increased by multiplying such Average Closing Price or Closing Price on the third scheduled Business Day prior to the maturity date, as the case may be, by a fraction of which the numerator shall be the sum of (x) the number of shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) outstanding on the date preceding the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution plus (y) the number of shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) that could be purchased with the amount of such Extraordinary Cash Dividend at the Closing Price of COMPAQ Common Stock on the Trading Day immediately subsequent to the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution, and the denominator shall be the number of shares of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) outstanding at the close of business on the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution; provided that if any such dividend or distribution is declared during the Cash Settlement Valuation Period (assuming the Cash Settlement Option is elected), for purposes of such dividend or distribution, the Average Closing Price of COMPAQ Common Stock shall not be multiplied by the fraction described above but the individual Closing Prices of COMPAQ Common Stock occurring after the date fixed for the determination of the shareholders of COMPAQ entitled to receive such dividend or distribution used in calculating such Average Closing Price shall be multiplied by such fraction.

        (iv) ISSUANCE OF RIGHTS OR WARRANTS ON COMPAQ COMMON STOCK. If COMPAQ issues rights or warrants to all holders of COMPAQ Common Stock to subscribe for or purchase COMPAQ Common Stock at an exercise price per share less than the Closing Price of COMPAQ Common Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity date of the PACERS, then the Average Closing Price or the Closing Price on the third scheduled Business Day prior to the maturity date, as the case may be, of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) shall, for purposes of calculating the Principal Amount, be increased by multiplying such Average Closing Price or Closing Price on the third scheduled Business Day prior to the maturity date, as the case may be, by a fraction, the numerator of which shall be the sum of (x) the number of shares of COMPAQ Common Stock outstanding immediately prior to the issuance of such rights or warrants and (y) the number of additional shares of COMPAQ Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the sum of (x) the number of shares of COMPAQ Common Stock outstanding immediately prior to the issuance of such rights or warrants and
    (y) the number of additional shares of COMPAQ Common Stock which the aggregate offering price of the total number of shares of COMPAQ Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price of COMPAQ Common Stock on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

        (v) RECLASSIFICATIONS OF COMPAQ COMMON STOCK. In the event that COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (except to the extent otherwise provided in (i) or (ii) above or pursuant to a consolidation, merger, statutory share exchange, sale, transfer, lease or conveyance, liquidation, dissolution or winding-up, as described in (vi) below), the Principal Amount shall be calculated by using the Average Closing Price or Closing Price on the third scheduled Business Day prior to the maturity date, as the case may be, of the shares of stock into which a share of COMPAQ Common Stock (or the common stock of any COMPAQ Survivor) was so changed on each Business Day following the effectiveness of such change.

        (vi) DISSOLUTION OF COMPAQ; MERGERS, CONSOLIDATIONS OR SALES OF ASSETS IN WHICH COMPAQ IS NOT THE SURVIVING ENTITY; STATUTORY SHARE EXCHANGES; SPIN-OFFS. In the event of any (A) consolidation or merger of COMPAQ, or any surviving entity or subsequent surviving entity of COMPAQ (a "COMPAQ Survivor") with or into another entity (other than a consolidation or merger in which COMPAQ is the surviving entity), (B) statutory share exchange of securities of COMPAQ or any COMPAQ Survivor with another corporation (other than pursuant to clause (A) above), (C) liquidation, dissolution or winding-up of COMPAQ or any COMPAQ Survivor or (D) any declaration of a distribution on COMPAQ Common Stock of the common stock of any subsidiary of COMPAQ (a "COMPAQ Spin-Off") (any of the events described in (A), (B), (C) or (D), a "Reorganization Event"), the Principal Amount will be the value of the cash and other property (including securities) received by a holder of a share of COMPAQ Common Stock in any such Reorganization Event plus, in the case of a COMPAQ Spin-Off, the value of a share of COMPAQ Common Stock, or, to the extent that such holder obtains securities in any Reorganization Event, the value of the cash and other property received by the holder of such securities in any subsequent Reorganization Event. For purposes of determining the Principal Amount, the value of (A) any cash and other property (other than listed securities) received in any such Reorganization Event will be an amount equal to the value of such cash and other property at the effective time of such Reorganization Event and (B) any property consisting of listed securities received in any such Reorganization Event will be an amount equal to the Closing Price of such securities on third scheduled Business Day prior to the maturity date. The Closing Price of any property consisting of securities received in any Reorganization Event shall, for purposes of determining the Principal Amount, be determined in the same manner as shares of COMPAQ Common Stock.

    NOTWITHSTANDING THE FOREGOING, THE PRINCIPAL AMOUNT WILL NOT, UNDER ANY
CIRCUMSTANCES, EXCEED $         PER PACER.

    Lehman Brothers Inc., acting as Calculation Agent, shall be solely responsible for the determination and calculation of (and determination of any method for calculating) any dividends, distributions, numbers of shares, other securities or other property or assets (including cash) in connection with any of the events described in paragraphs (i) through (vi), above, and its determinations and calculations with respect thereto shall be conclusive.

EVENTS OF DEFAULT AND ACCELERATION

    In case an Event of Default with respect to the PACERS shall have occurred and be continuing, the amount payable to a holder of PACERS upon any acceleration permitted under the Senior Indenture (which shall be paid to such holder in cash) will be equal to the Principal Amount thereof (determined as though the PACERS matured on the date of acceleration). If a bankruptcy proceeding is commenced in respect of Holdings, the claim of the holder of a PACER may be limited, under Section 502 (b) (2) of Title 11 of the United States Code, to the Principal Amount.

GLOBAL SECURITIES

    The PACERS will be represented by one or more global securities (the "Global Securities"), registered in the name of a nominee of DTC, as Depository. The provisions set forth under "Global

Securities" in the accompanying Prospectus will be applicable to the PACERS. Accordingly, ownership of interests in such Global Securities will be shown on, and the transfer thereof will be effected only through, records maintained by the Depository or its nominee for the PACERS and on the records of participants. Except as otherwise described under "Global Securities" in the accompanying Prospectus, owners of beneficial interests in the Global Securities will not be entitled to receive PACERS in definitive form and will not be considered the holders of PACERS.

    The Depository has advised Holdings and the Underwriter as follows: The Depository is a limited purpose trust company organized under New York Banking Law, a "banking corporation" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including certain of the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Under the terms of the Senior Indenture, Holdings and the Trustee will treat the persons in whose names the PACERS are registered as the owners of such PACERS for the purpose of receiving payment of the principal of and interest on such PACERS and for all other purposes whatsoever. Therefore, neither Holdings, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal of PACERS to owners of beneficial interests in the Global Securities. The Depository has advised Holdings and the Trustee that its current practice is, upon receipt of any payment of principal, to credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown in the records of the Depository. Payments by participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants or indirect participants.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain United States federal income tax consequences of the ownership of the PACERS as of the date hereof. Except where noted, it deals only with the PACERS held as capital assets by initial holders and does not deal with those with special situations, such as dealers in options or persons who hold a PACER in the ordinary course of business, financial institutions, life insurance companies or purchasers holding the PACERS as part of a hedging transaction or a "straddle." Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

    No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the IRS with respect to the PACERS and no assurance can be given that the IRS will agree with the conclusions expressed herein. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE PACERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    As used herein, a "United States Holder" of a PACER means a holder of PACERS that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder of PACERS who is not a United States Holder.

    By purchasing a PACER, the holder agrees with Holdings to treat, for federal income tax purposes, a PACER as a prepaid capped forward purchase contract on COMPAQ Common Stock. At maturity of the PACERS, Holdings will deliver to each holder the number of shares of COMPAQ Common Stock or the amount of cash the holder is entitled to receive at the time pursuant to the terms of the PACERS.

TAXATION OF UNITED STATES HOLDERS

    Although the federal income tax treatment of PACERS is not free from doubt, in accordance with the agreement described above, a United States Holder will not recognize any income currently. Under the agreement described above, if Holdings delivers COMPAQ Common Stock at maturity of the PACERS, a United States Holder will recognize no gain or loss on the purchase of COMPAQ Common Stock against application of monies received by Holdings in respect of the PACERS. A United States Holder will have a tax basis in such stock equal to the United States Holder's tax basis in the PACERS (less the portion of the tax basis of the PACERS allocable to any fractional share, as described in the next sentence). A United States Holder will recognize gain or loss with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the amount of cash received and the portion of the basis of the PACERS allocated to the fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If Holdings delivers cash at maturity of a PACER, a United States Holder will recognize gain or loss equal to the difference between the amount of cash received and the United States Holder's tax basis in the PACERS. Holdings intends to treat any gain or loss from the settlement of the forward contract as capital gain or loss although the IRS may take the position that such gain or loss is ordinary.

    Under the agreement described above, upon the sale, exchange, or other disposition of a PACER, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the United States Holder's aggregate tax basis in the PACERS. Such gain or loss generally will be long-term capital gain or loss if the United States Holder has held the PACERS for more than one year at the time of disposition.

    The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a United States Holder's ability to offset capital losses against ordinary income. In addition, certain individuals are subject to taxation at a reduced rate on long-term capital gains depending upon the holding period of such capital asset. Prospective investors should consult their own tax advisors with respect to the capital gains rates applicable to them.

    There can be no assurance that the IRS will agree with the foregoing treatment of the PACERS, and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to apply the regulations governing contingent debt obligations. Such regulations would require a holder to accrue income at a market rate and generally would characterize gain or loss as ordinary rather than capital. The IRS could also assert other characterizations that could affect the timing, amount and character of income or deduction.

TAXATION OF NON-UNITED STATES HOLDERS

    Based on the treatment of the PACERS described above and subject to the discussion below concerning backup withholding, in the case of a Non-United States Holder of a PACER, any payment made with respect to such PACER, including payments on any sale or disposition of such PACER, should not be subject to United States withholding tax, provided that such holder complies with applicable certification requirements.

    As discussed above, alternative characterizations of the PACERS for federal income tax purposes are possible, some of which may require withholding tax to be imposed with respect to payments on the PACERS. Should payments with respect to the PACERS become subject to withholding tax, Holdings will withhold tax at the statutory rate. However, until the IRS provides further guidance, no tax will be withheld. Non-United States Holders should consult their own tax advisors.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A holder of PACERS may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement
dated as of October      , 1998 (the "Underwriting Agreement"), Holdings has
agreed to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter has agreed to purchase, all of the PACERS.

    Holdings has been advised that the Underwriter proposes initially to offer the PACERS to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a
concession not in excess of $         per PACER. The selected dealers may
reallow a concession not in excess of $         per PACER to certain other
dealers. After the initial public offering, the public offering price and such concessions may be changed.

    Holdings has granted an option to the Underwriter, exercisable within 30 days of the date of this Prospectus Supplement, to purchase up to an additional 225,000 PACERS to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions specified on the cover page of this Prospectus Supplement. To the extent that the Underwriter exercises such option, the Underwriter will be committed, subject to certain conditions, to purchase the additional PACERS.

    In connection with the offering, the rules of the Securities and Exchange Commission permit the Underwriter and certain selling group members to engage in certain transactions that stabilize the price of the PACERS. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PACERS.

    If the Underwriter creates a short position in the PACERS in connection with the offering (i.e., if it sells more PACERS than are set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce that short position by purchasing PACERS in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Holdings intends to enter into hedging arrangements related to COMPAQ Common Stock with an affiliate of Holdings in connection with Holdings obligations under the PACERS. In that connection, such affiliate may purchase shares of COMPAQ Common Stock in secondary market transactions at or before the time of the pricing of the PACERS for initial sale to the public. See "Use of Proceeds" in this Prospectus Supplement.

    Neither Holdings nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PACERS. In addition, neither Holdings nor the Underwriter makes any representation that Holdings, any of its affiliates or the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Holdings has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

    This Prospectus Supplement together with the accompanying Prospectus may also be used by Lehman Brothers Inc. in connection with offers and sales of PACERS related to market making transactions, by and through Lehman Brothers Inc., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers Inc. may act as principal or agent in such transactions.

    Lehman Brothers Inc. is a wholly owned subsidiary of Holdings. The participation of Lehman Brothers Inc. in the offer and sale of the PACERS complies with the requirements of Rule 2720 of the NASD regarding underwriting securities of an affiliate.

                             INDEX OF CERTAIN TERMS

    Definitions for the following terms are set forth in this Prospectus Supplement at the pages indicated:

                                                                                                 PAGE ON WHICH
                                           TERM                                                 TERM IS DEFINED
-------------------------------------------------------------------------------------------  ---------------------
AMEX.......................................................................................                    S-4
Average Closing Price......................................................................              S-3, S-11
Business Day...............................................................................                   S-12
Calculation Agent..........................................................................                    S-4
Cap........................................................................................                    S-5
Cash Settlement Calculation Period.........................................................              S-3, S-11
Cash Settlement Option.....................................................................              S-3, S-11
Closing Price..............................................................................                   S-12
Code.......................................................................................                   S-17
COMPAQ.....................................................................................              S-1, S-11
COMPAQ Common Stock........................................................................              S-3, S-11
COMPAQ Spin-Off............................................................................                   S-15
COMPAQ Survivor............................................................................                   S-15
DTC........................................................................................                    S-3
Extraordinary Cash Dividend................................................................                   S-14
Global Securities..........................................................................                   S-15
Holdings...................................................................................                    S-1
Initial Price..............................................................................                    S-3
IRS........................................................................................                    S-7
Issue Price................................................................................                    S-3
Lehman.....................................................................................                    S-4
Market Disruption Event....................................................................                   S-12
Non-United States Holder...................................................................                   S-17
NYSE.......................................................................................                    S-3
PACERS.....................................................................................                    S-3
Principal Amount...........................................................................              S-3, S-11
Stock Settlement Option....................................................................              S-3, S-11
Trading Day................................................................................                   S-12
Underwriter................................................................................                   S-19
Underwriting Agreement.....................................................................                   S-19
United States Holder.......................................................................                   S-17

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS AND INTEREST RATE WARRANTS
                                ----------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by Holdings at the time of offering,
(iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Rate") or in any specified combination of Debt Instruments and/or Rates, for aggregate proceeds of up to U.S.$497,131,485, or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Securities") issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). The Securities may be offered either together or separately and in one or more series in amounts, at prices and on terms to be determined at the time of the offering. Unless otherwise specified in an applicable Prospectus Supplement, the Securities will be sold for, and the Debt Warrants, Currency Warrants, Index Warrants or Interest Rate Warrants (collectively, the "Warrants") will be exercisable in, United States dollars, and the principal of and interest, if any, on the Debt Securities and the cash payments, if any, in respect of the Currency Warrants, the Index Warrants and the Interest Rate Warrants will be payable in United States dollars. If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, any listing on a securities exchange and the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale are set forth in an applicable Prospectus Supplement. If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation, aggregate number of warrants, the currency or currency unit for which the warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale will be set forth in an applicable Prospectus Supplement.

    The Debt Securities and the Debt Warrants may be issued in registered form or bearer form with, in the case of Debt Securities, coupons attached. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Discussions of certain United States federal income taxation consequences to holders of Securities and certain of the risks associated with an investment in Securities will be set forth in the applicable Prospectus Supplement.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.
                           --------------------------

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers, in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

                           --------------------------

February 17, 1998

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due 2035 are listed on the Exchange and Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities-SM- Due 2000 and the AMEX Hong Kong 30 Index Call Warrants Expiring 1998 and Select Technology Index Call Warrants Expiring 1998 are listed on the American Stock Exchange, Inc. and reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the year ended November 30, 1996.

        (2) Holdings' Quarterly Report on Form 10-Q for the fiscal quarters ended February 28, 1997, May 31, 1997, and August 31, 1997.

        (3) Holdings' Current Reports on Form 8-K dated January 8, 1997, March 26, 1997, June 26, 1997, September 4, 1997, September 30, 1997, and January 7, 1998.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any Security, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary J. Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Paris, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of the Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and for the nine months ended August 31, 1997:

                          ELEVEN MONTHS
      YEAR ENDED              ENDED             YEAR ENDED         NINE MONTHS ENDED
     DECEMBER 31,         NOVEMBER 30,         NOVEMBER 30,           AUGUST 31,
----------------------  -----------------  --------------------  ---------------------
   1992        1993           1994           1995       1996             1997
   -----     ---------  -----------------  ---------  ---------  ---------------------
         *        1.00           1.03           1.03       1.06             1.07

------------------------
* Earnings were inadequate to cover fixed charges and would have had to increase approximately $247 million in 1992 in order to cover the deficiency.

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993 and as of October 1, 1995 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities. (Section 301).

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt,
(ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses (a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section 1401).

    Upon the failure to pay the principal or premium, if any, on Senior Debt when due or upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof, interest thereon, if any, and other amounts due in connection therewith shall first be paid in full, before any payment is made on account of the principal, premium, if any, or interest, if any, on the Subordinated Debt or to acquire any of the Subordinated Debt or on account of the redemption, sinking fund or analogous provisions in the Subordinated Indenture. (Subordinated Indenture Section 1402). Upon any distribution of assets of Holdings pursuant to any dissolution, winding up, liquidation or reorganization of Holdings, payment of the principal, premium, if any, and interest, if any, on the Subordinated Debt will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. (Subordinated Indenture Section 1403). By reason of such subordination, in the event of insolvency, creditors of Holdings who are holders of Senior Debt may recover more ratably than the holders of Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States (Sections 303, 304). See "Global Securities-- Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of August 31, 1997, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers International (Europe), Lehman Brothers Financial Products Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Commercial Paper Inc. and Lehman Brothers Finance S.A. (Geneva).

EVENTS OF DEFAULT

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of such series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest, if any) if it considers such withholding to be in the interests of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver."

    Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902).

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund instalment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and PROVIDED, FURTHER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, PROVIDED that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security or permanent global Debt Security in bearer form or any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of
(i) an international organization (as defined in Section 7701 (a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or
(iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of
Section 165 (j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in Bearer Securities.

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not an United States person.

                            DESCRIPTION OF WARRANTS

    The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement", a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between Holdings and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent", a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a "Warrant Certificate" and respectively a "Debt Warrant Certificate", a "Currency Warrant Certificate", an "Index Warrant Certificate" and an "Interest Rate Warrant Certificate"), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

    The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

    Holdings may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    If so specified in the applicable Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

  GENERAL

    The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form, whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt

Securities will be separately transferable; (8) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of all of such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under what circumstances such Debt Warrants may be cancelled by Holdings prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture (Section 4.1).

  EXERCISE OF DEBT WARRANTS

    Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by Holdings), unexercised Debt Warrants will become void (Section 2.2).

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, Holdings will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

  OTHER INFORMATION

    Other important information concerning Debt Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company".

CURRENCY WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants;
(2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by Holdings prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by Holdings; (21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

    Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events" and "--Settlement Currency" and "--Listing".

INDEX WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value (as shall be defined in the Prospectus

Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by Holdings solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise;
(8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher;
(9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by Holdings;
(23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

    Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a

Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

INTEREST RATE WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants or, separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Debt Instrument, a Rate or any combination of Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

    The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants;
(11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by Holdings; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

    Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions", "--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

  MODIFICATIONS

    Each Warrant Agreement and the terms of each issue of Warrants may be amended by Holdings and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Holdings may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants in any material respect (Section 6.1).

    Holdings and each Warrant Agent also may modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of the beneficial owners affected thereby (Section 6.1).

  MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there is a merger or consolidation involving Holdings or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings, then in any such event the successor or assuming corporation shall succeed to and be substituted for Holdings, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as Holdings. Holdings shall thereupon be relieved of any further obligation under such Warrant Agreement or under such Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, Holdings as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 6.2 of the Debt Warrant Agreement and Section 3.2 of each other Warrant Agreement).

  ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW

    Each Warrant Agent will act solely as an agent of Holdings in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Section 5.2). A Warrant Agent shall have no duty or responsibility in case of any default by Holdings in the performance of its obligations under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Holdings (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 4.2 of the Debt Warrant Agreement and Section
3.1 of each other Warrant Agreement). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.5).

  UNSECURED OBLIGATIONS OF A HOLDING COMPANY

    The Warrants are unsecured obligations of Holdings and, therefore, changes in the perceived creditworthiness of Holdings may be expected to affect trading prices in Warrants. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to satisfy its financial obligations, including Warrants, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amount in respect of Warrants or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Additionally, since Warrants will be obligations of a holding company, the ability of holders of Warrants to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE
  WARRANTS

  EXERCISE OF WARRANTS

    Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Section 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

  MARKET DISRUPTION AND FORCE MAJEURE EVENTS

    If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  SETTLEMENT CURRENCY

    Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by Holdings in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

  LISTING

    Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. Holdings will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of Holdings not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                               GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository (a "Depository") identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

    The specific terms of the depository arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depository will be registered in the name of such Depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by Holdings, if such Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

    Payments in respect of Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Holdings, the underwriters, the applicable Trustee or Warrant Agent, any Paying Agent or any Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that the Depository for a permanent Global Security in registered form, upon receipt of any payment in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository. Holdings also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Holdings within 90 days, Holdings will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. In addition, Holdings may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive form in exchange for all of the Global Securities representing such Securities. Further, if Holdings so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to Holdings and the Depository for such Global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by Holdings, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, "Description of Debt Securities--Limitations on Issuance of Bearer Securities" above for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary Global Security in bearer form will be exchangeable for (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of such a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Description of Debt Securities--Denomination, Registration and Transfer."

                             UNITED STATES TAXATION

    A summary of the material U.S. federal income tax consequences to U.S. persons investing in Securities will be set forth in the applicable Prospectus Supplement. The summary of U.S. federal income tax consequences contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of a Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in a Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed.

    Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers to certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in an applicable Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate proceeds to Holdings of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) Holdings shall have sold to such underwriters all of such Securities less the amount of such securities covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Description of Debt Securities--Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Each underwriter or agent will represent and agree that (i) it has not offered and sold and will not offer or sell, prior to the date six months after the date of issue in the case of the Debt Securities, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters and agents named in an applicable Prospectus Supplement may be entitled under agreements entered into with Holdings to indemnification by Holdings against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters and agents may be required to make in respect thereof. The underwriters and agents may engage in transactions with, or perform services for, Holdings in the ordinary course of business.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions by and through Lehman Brothers at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions. Lehman Brothers is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice. No assurance can be given that there will be a secondary market for the Securities.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to offered Securities, the validity of the Securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company for the year ended November 30, 1996, the year ended November 30, 1995 and for the eleven months ended November 30, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

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    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

    YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
                   PROSPECTUS SUPPLEMENT

Summary.........................................        S-3
Risk Factors....................................        S-5
Use of Proceeds.................................        S-7
Ratio of Earnings to Fixed Charges..............        S-8
COMPAQ..........................................        S-9
Price Range of COMPAQ Common Stock..............       S-10
Description of PACERS...........................       S-11
Certain United States Federal Income Tax
  Considerations................................       S-17
Underwriting....................................       S-19
Index of Certain Terms..........................       S-20

                        PROSPECTUS
Available Information...........................          2
Documents Incorporated by Reference.............          2
The Company.....................................          3
Use of Proceeds.................................          3
Ratio of Earnings to Fixed Charges..............          3
Description of Debt Securities..................          4
Description of Warrants.........................         14
Global Securities...............................         21
United States Taxation..........................         24
Capital Requirements............................         24
Plan of Distribution............................         24
ERISA Matters...................................         26
Legal Opinions..................................         26
Independent Accountants.........................         26

                              1,500,000 PACERS-SM-
                                LEHMAN BROTHERS
                                 HOLDINGS INC.

                           COMPAQ PRINCIPAL ACCRUING
                           ENHANCED RETURN SECURITIES
                                    DUE 2001

                              -------------------

                             PROSPECTUS SUPPLEMENT
                                OCTOBER  , 1998

                              -------------------

                                LEHMAN BROTHERS

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